Exhibit 99.1

FOR IMMEDIATE RELEASE

I-ON Digital Corp. Reports First Quarter 2026 Financial Results, Reflecting Multiple Revenue Streams and Net Profit

Company Strengthens Balance Sheet, Reduces Debt, and Advances Real-World-Asset Digitization Strategy

Chicago, IL — May 20, 2026 — I-ON Digital Corp. (“I-ON” or the “Company”) (OTCQB: IONI), is engaged in providing digital-based enterprise solutions, including the digitization and custody of digital tokens and other asset-based digital securities on the block chain, today announced financial results for the first quarter ended March 31, 2026.

The Company reported net income of $4.2 million, driven primarily by gains associated with its digital-asset ecosystem and continued expansion of its gold-backed tokenization activities.

“Our first-quarter results reflect the strategic momentum we’ve built across our digital-asset platform,” said Carlos Montoya, Chief Executive Officer of I-ON Digital Corp. “As institutional interest in real-world-asset tokenization accelerates, we believe I-ON is positioned to become a leading provider of secure, compliant, and yield-generating digital asset solutions.”

First Quarter 2026 Financial Highlights

●	Revenue from Business Ops: $301,711

○	$27,000 in subscription revenue
○	$274,711 in digital asset yield income

●	Operating expenses: $418,140
●	Loss from operations: $(116,429)
●	Gain on Sale or Exchange – Digital Assets: $4.1 million
●	Net income: $4,149,246
●	Diluted EPS: $0.04 (basic EPS: $0.12)

Balance Sheet Highlights

●	Total assets: $22.92 million, up from $18.31 million at December 31, 2025
●	Intangible assets: $22.49 million, reflecting the Company’s ION.au gold-backed digital assets and internal-use software
●	Stockholders’ equity: $18.41 million, an increase of more than $4.1 million from year-end
●	Cash: $193,012, up from $158,193 on December 31, 2025
●	Accrued interest reduced to zero, down from $781,000 at year-end
●	Loans payable reduced to zero, down from $550,000 at year-end

Debt Reduction and Capital Structure Improvements

During the quarter, I-ON significantly strengthened its balance sheet through a combination of debt extinguishment and liability reductions:

●	Eliminated $781,000 of accrued interest
●	Retired $550,000 in loans payable
●	Settled $1.33 million in bridge loans and accrued interest using ION.au units
●	Reduced related-party payables from $2.09 million to $1.94 million

These actions contributed to the Company’s improved equity position and reduced financial leverage.

“Cleaning up the balance sheet has been a major priority,” said Montoya. “Reducing debt and eliminating legacy obligations enhances our financial flexibility as we scale our platform and expand commercial adoption,” he continued.

Recent Corporate Highlights

●	Expanded participation in gold-backed digital asset ecosystem, generating $274,711 in yield income
●	Strengthened equity position through a $4.1 million gain on investment
●	Advanced development of the ION Digital Hybrid Blockchain Platform, supporting enterprise-grade tokenization and custody
●	Continued delivery on commercial agreements signed in 2025, which contributed $27,000 in subscription revenue and additional service revenue during the quarter

Strategic Positioning in the Real-World-Asset (RWA) Market

I-ON continues to strengthen its presence in the real-world-asset (RWA) tokenization sector at a time when institutions are increasingly exploring the digitization of physical assets such as gold, commodities, and financial instruments.

The Company’s ION.au gold-backed digital assets, which was acquired through the Orebits transaction, served as a foundational component of its RWA strategy, enabling:

●	Digitized claims on underlying physical gold
●	Participation in yield-generating decentralized finance (DeFi) structures
●	A scalable model for future third-party asset tokenization

“As the RWA market matures, institutional-quality tokenization and compliant digital asset custody will become essential infrastructure of our time,” Montoya added. “Our platform is built specifically for that future, as agency and related regulatory guidance continues to develop and mature around asset tokenization and essential digital asset architecture, we believe that ION Digital will be well-positioned for success within that same marketplace” he continued.

About I-ON Digital Corp.

I-ON Digital Corp. (OTCQB: IONI) is engaged in providing digital-based enterprise solutions, including the digitization and custody of digital tokens and other asset-based digital securities on the block chain Through its hybrid blockchain platform and strategic ecosystem partnerships, the Company enables secure digitization, yield-generation, and asset-based financial solutions for enterprises and asset owners.

For Further Information Please Contact:

Investor Relations I-ON Digital Corp.

Phone: (866) 440-2278

Email: info@iondigitalcorp.com

Website: https://iondigitalcorp.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the utility, valuation, treasury positioning, and growth of the Company and IONau. These statements involve risks and uncertainties, including fluctuations in gold prices, regulatory developments, digital asset market conditions, and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.